DENNY’S CORPORATION REPORTS RESULTS FOR THIRD QUARTER 2013

- Adjusted Net Income Per Share* Increased 5.1% to $0.08 -
- Achieved Positive System-wide Same-Store Sales in Nine of the Last Ten Quarters -

SPARTANBURG, S.C., October 28, 2013 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today reported results for its third quarter ended September 25, 2013.

Third Quarter Summary

•	Domestic system-wide same-store sales increased 1.2%, comprised of a 1.3% increase at domestic franchised restaurants and a 0.7% increase at company restaurants.

•	Opened nine new franchised restaurants including one non-traditional location at Wright State University and three international locations including Denny’s first restaurants in Chile and El Salvador.

•	Net Income increased by 31.1% to $7.0 million, or $0.08 per diluted share, compared with the prior year quarter Net Income of $5.4 million, or $0.06 per diluted share.

•
Adjusted Net Income per Share* of $0.08 increased 5.1% compared with the prior year quarter Adjusted Net Income per Share* of $0.07. Adjusted Net Income* excludes debt refinancing charges, impairment charges and gains on sales of assets and other. Please see the tables in the Appendix for a reconciliation of Adjusted Net Income*.

•	Generated $11.6 million of Free Cash Flow* primarily used to repurchase 1.8 million shares.

John Miller, President and Chief Executive Officer, stated, “We achieved our ninth quarter of positive system-wide same-store sales in the past ten quarters, as our focus on delivering both everyday value and new product offerings is continuing to resonate with the consumer. This approach has enabled us to grow sales despite the challenging economic environment. In addition, the ongoing and successful expansion of Denny’s global footprint was marked by our recent openings, bringing our total number of international locations to 100. We continue to focus on successfully executing against our key objectives which include growing sales through our ‘America’s Diner’ positioning, increasing the growth of the Denny’s brand domestically and internationally, and growing profitability and Free Cash Flow* through our franchise-focused business.”

Third Quarter Results

For the third quarter of 2013, franchise and license revenue was $33.9 million compared with $34.4 million in the prior year quarter.  The 1.4% decrease in franchise and license revenue was primarily due to decreases in both occupancy revenue and initial fees. The decrease was partially offset by a $0.4 million increase in royalties from nine additional equivalent franchised restaurants. Company restaurant sales were $83.4 million due to 12 fewer equivalent company restaurants, which reflects the impact of selling company restaurants to franchisees as part of the Company’s refranchising strategy that was completed at the end of 2012.
Denny’s opened nine new franchised restaurants in the third quarter of this year and closed 13 franchised restaurants bringing the total restaurant count to 1,686. In addition, the Company sold two company restaurants to a franchisee and acquired one franchised restaurant bringing the total company restaurant count to 164 and total franchised restaurant count to 1,522.
Franchise operating margin of $22.3 million was approximately equal to the prior year. Franchise operating margin (as a percentage of franchise and license revenue) of 65.8% increased 0.9 percentage points primarily due to an increase in the royalty and licensing margin.

Company restaurant operating margin was $10.3 million, or 12.3% of company restaurant sales, down from 14.7% in the third quarter of 2012. The 2.4 percentage point decrease was primarily driven by increases in product costs, payroll and benefits costs and other operating costs. The increase in payroll and benefits costs included $0.2 million, or 0.3 percentage points, of unfavorable workers’ compensation claims development compared to the prior year quarter. This increase was driven by $1.5 million of unfavorable workers’ compensation claims development in the current quarter and $1.3 million of unfavorable workers’ compensation claims development in the third quarter of 2012.

Total general and administrative expenses improved by $1.0 million to $13.7 million in the quarter. Net operating gains, losses and other charges, which include restructuring charges, exit costs, impairment charges and gains or losses on the sale of assets, totaled $0.2 million in the quarter.

Interest expense decreased $0.6 million to $2.5 million as a result of a $21.2 million reduction in total debt over the last 12 months and lower interest rates under the Company’s refinanced credit facility. In the third quarter, the provision for income taxes was $4.3 million, reflecting an effective tax rate of 38.0%. Due to the use of net operating loss and tax credit carryforwards, the Company only paid $0.5 million in cash taxes in the third quarter.

Denny’s third quarter net income of $7.0 million, or $0.08 per diluted share, grew 31.1% compared to prior year quarter net income of $5.4 million, or $0.06 per diluted share. Adjusted Net Income* of $7.0 million, or $0.08 per diluted share, was flat to prior year Adjusted Net Income* of $7.0 million, or $0.07 per diluted share, in the prior year quarter.

Denny’s generated $11.6 million of Free Cash Flow* in the third quarter, a portion of which was used to repurchase 1,781,040 shares for $10.2 million. Since initiating its share repurchase strategy in November 2010, the Company has used $69.2 million to repurchase 15.3 million shares through September 25, 2013. As of September 25, 2013, the Company had 9.7 million shares remaining in its current authorized share repurchase initiative. In addition, Denny’s ended the third quarter with $175.3 million of total debt outstanding including $97.0 million of borrowings under the revolving line of credit and $58.5 million of term loan debt outstanding.

Business Outlook

Mark Wolfinger, Executive Vice President, Chief Administrative Officer and Chief Financial Officer, commented, “In the third quarter, the Free Cash Flow* we generated after capital investments demonstrates the strength of our franchise-focused business. Our team’s execution, together with a balanced capital allocation strategy, continues to provide us with the ability to reinvest in the brand and return value to shareholders through our share repurchase program.”

Based on year-to-date results and management’s expectations at this time, Denny’s is updating its expectations for certain elements (New Restaurant Openings, Net Restaurant Growth and Total G&A) of its estimates for full year 2013.

•	Domestic system-wide same-store sales growth between 0% and 1%.

•	New restaurant openings at the lower end of initial guidance range of 40 to 45 franchised restaurants with net restaurant growth between 0 and 5 restaurants.

•	Total G&A, including share-based compensation, between $57 million and $59 million.

•	Adjusted EBITDA* at the lower end of initial guidance range of $76 million to $80 million.

•
Cash capital expenditures between $20 million and $22 million, including approximately 20 remodels at company restaurants and the acquisition of two franchised restaurants and two parcels of real estate for a total of approximately $4.0 million.

•	Depreciation and amortization between $20.5 million and $21.5 million.

•	Net interest expense between $9.5 million and $10.5 million with net cash interest expense between $8.0 million and $9.0 million.

•	Cash taxes between $2.5 million and $3.5 million with income tax rate between 34% and 36%.

•	Free Cash Flow* between $43 million and $46 million.

*	Please refer to the historical reconciliation of net income to Adjusted Net Income, Adjusted Net Income Per Share, Adjusted EBITDA and Free Cash Flow included in the tables below.

Conference Call and Webcast Information

Denny’s will provide further commentary on the results for the third quarter 2013 on its quarterly investor conference call today, Monday, October 28, 2013 at 4:30 p.m. ET.  Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at investor.dennys.com. A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

About Denny’s

Denny's is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on number of restaurants. Denny’s currently has 1,686 franchised, licensed, and company restaurants around the world with combined sales of $2.5 billion including 1,586 restaurants in the United States and 100 restaurants in Canada, Costa Rica, Mexico, Honduras, Guam, Curaçao, Puerto Rico, Dominican Republic, El Salvador, Chile and New Zealand. As of September 25, 2013, 1,522 of Denny’s restaurants were franchised and 164 restaurants were company operated. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s strategic and operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 26, 2012 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:	Whit Kincaid
877-784-7167

Media Contact:	Liz Brady, ICR
646-277-1226

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	9/25/2013	12/26/2012
Assets
Current assets
Cash and cash equivalents	$6,330	$13,565
Receivables	14,167	19,947
Current deferred tax asset	20,962	19,807
Other current assets	9,001	11,291
Total current assets	50,460	64,610
Property, net	105,174	107,004
Goodwill	31,451	31,430
Intangible assets, net	48,479	48,920
Noncurrent deferred tax asset	34,829	45,776
Other noncurrent assets	29,516	27,145
Total assets	$299,909	$324,885

Liabilities
Current liabilities
Current maturities of long-term debt	$3,000	$8,500
Current maturities of capital lease obligations	4,170	4,181
Accounts payable	17,009	24,461
Other current liabilities	50,228	54,682
Total current liabilities	74,407	91,824
Long-term liabilities
Long-term debt, less current maturities	152,500	161,500
Capital lease obligations, less current maturities	15,666	15,953
Other	56,951	60,068
Total long-term liabilities	225,117	237,521
Total liabilities	299,524	329,345

Shareholders' equity
Common stock	1,047	1,038
Paid-in capital	566,369	562,657
Deficit	(475,208)	(495,518)
Accumulated other comprehensive loss, net of tax	(22,607)	(24,999)
Treasury stock	(69,216)	(47,638)
Total shareholders' equity (deficit)	385	(4,460)
Total liabilities and shareholders' equity	$299,909	$324,885

Debt Balances
(In thousands)	9/25/2013	12/26/2012
Credit facility term loan and revolver due 2018	$155,500	$—
Credit facility term loan due 2017	—	170,000
Capital leases	19,836	20,134
Total debt	$175,336	$190,134

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Quarter Ended
(In thousands, except per share amounts)	9/25/2013	9/26/2012
Revenue:
Company restaurant sales	$83,371	$86,575
Franchise and license revenue	33,904	34,370
Total operating revenue	117,275	120,945
Costs of company restaurant sales	73,088	73,808
Costs of franchise and license revenue	11,599	12,078
General and administrative expenses	13,704	14,702
Depreciation and amortization	5,198	5,287
Operating (gains), losses and other charges, net	161	3,380
Total operating costs and expenses	103,750	109,255
Operating income	13,525	11,690
Interest expense, net	2,452	3,088
Other nonoperating (income) expense, net	(276)	38
Net income before income taxes	11,349	8,564
Provision for income taxes	4,318	3,201
Net income	$7,031	$5,363

Basic net income per share	$0.08	$0.06
Diluted net income per share	$0.08	$0.06

Basic weighted average shares outstanding	90,035	94,705
Diluted weighted average shares outstanding	91,967	96,745

Comprehensive income	$6,574	$5,631

General and Administrative Expenses	Quarter Ended
(In thousands)	9/25/2013	9/26/2012
Share-based compensation	$1,053	$1,128
Other general and administrative expenses	12,651	13,574
Total general and administrative expenses	$13,704	$14,702

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Quarters Ended
(In thousands, except per share amounts)	9/25/2013	9/26/2012
Revenue:
Company restaurant sales	$247,242	$271,977
Franchise and license revenue	101,094	100,437
Total operating revenue	348,336	372,414
Costs of company restaurant sales	213,659	231,506
Costs of franchise and license revenue	34,586	34,776
General and administrative expenses	42,948	45,150
Depreciation and amortization	15,774	17,174
Operating (gains), losses and other charges, net	1,779	(794)
Total operating costs and expenses, net	308,746	327,812
Operating income	39,590	44,602
Interest expense, net	7,800	10,537
Other nonoperating expense, net	1,056	7,941
Net income before income taxes	30,734	26,124
Provision for income taxes	10,424	10,295
Net income	$20,310	$15,829

Basic net income per share	$0.22	$0.17
Diluted net income per share	$0.22	$0.16

Basic weighted average shares outstanding	91,348	95,472
Diluted weighted average shares outstanding	93,377	97,196

Comprehensive income	$22,702	$16,633

General and Administrative Expenses	Three Quarters Ended
(In thousands)	9/25/2013	9/26/2012
Share-based compensation	$3,434	$2,794
Other general and administrative expenses	39,514	42,356
Total general and administrative expenses	$42,948	$45,150

DENNY’S CORPORATION
Income, EBITDA, Free Cash Flow, and Net Income Reconciliations
(Unaudited)

Income, EBITDA and Free Cash Flow Reconciliation	Quarter Ended		Three Quarters Ended
(In thousands)	9/25/2013	9/26/2012	9/25/2013	9/26/2012
Net income	$7,031	$5,363	$20,310	$15,829
Provision for income taxes	4,318	3,201	10,424	10,295
Operating (gains), losses and other charges, net	161	3,380	1,779	(794)
Other nonoperating expense, net	(276)	38	1,056	7,941
Share-based compensation	1,053	1,128	3,434	2,794
Adjusted Income Before Taxes (1)	$12,287	$13,110	$37,003	$36,065

Interest expense, net	2,452	3,088	7,800	10,537
Depreciation and amortization	5,198	5,287	15,774	17,174
Cash payments for restructuring charges and exit costs	(771)	(1,521)	(2,168)	(2,845)
Cash payments for share-based compensation	—	(294)	(900)	(649)
Adjusted EBITDA (1)	$19,166	$19,670	$57,509	$60,282

Cash interest expense, net	(2,156)	(2,719)	(6,890)	(9,048)
Cash paid for income taxes, net	(496)	(500)	(1,831)	(1,865)
Cash paid for capital expenditures	(4,897)	(3,567)	(13,441)	(7,846)
Free Cash Flow (1)	$11,617	$12,884	$35,347	$41,523

Net Income Reconciliation	Quarter Ended		Three Quarters Ended
(In thousands)	9/25/2013	9/26/2012	9/25/2013	9/26/2012
Net income	$7,031	$5,363	$20,310	$15,829
Gains on sales of assets and other, net	(68)	91	(83)	(6,772)
Impairment charges	—	2,468	857	3,008
Loss on debt refinancing	—	2	1,187	7,925
Tax effect (2)	23	(932)	(665)	(1,515)
Adjusted Net Income (1)	$6,986	$6,992	$21,606	$18,475

Diluted weighted-average shares outstanding	91,967	96,745	93,377	97,196

Adjusted Net Income Per Share (1)	$0.08	$0.07	$0.23	$0.19

(1)
The Company believes that, in addition to other financial measures, Adjusted Income Before Taxes, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share are appropriate indicators to assist in the evaluation of its operating performance on a period-to-period basis. The Company also uses Adjusted Income, Adjusted EBITDA and Free Cash Flow internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate its ability to service debt because the excluded charges do not have an impact on its prospective debt servicing capability and these adjustments are contemplated in its credit facility for the computation of its debt covenant ratios. Free Cash Flow, defined as Adjusted EBITDA less cash portion of interest expense net of interest income, capital expenditures, and cash taxes, is used to evaluate operating effectiveness and decisions regarding the allocation of resources. However, Adjusted Income, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

(2)
Tax adjustments for the three and nine months ended September 25, 2013 are calculated using the Company's year-to-date effective tax rate of 33.9%. Tax adjustments for the three and nine months ended September 26, 2012 are calculated using the Company's full year 2012 effective tax rate of 36.4%.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
(In thousands)	9/25/2013		9/26/2012
Company restaurant operations: (1)
Company restaurant sales	$83,371	100.0%	$86,575	100.0%
Costs of company restaurant sales:
Product costs	21,722	26.1%	21,449	24.8%
Payroll and benefits	33,746	40.5%	34,409	39.7%
Occupancy	5,598	6.7%	5,780	6.7%
Other operating costs:
Utilities	3,592	4.3%	3,760	4.3%
Repairs and maintenance	1,550	1.9%	1,578	1.8%
Marketing	3,116	3.7%	3,213	3.7%
Legal settlements	157	0.2%	197	0.2%
Other	3,607	4.3%	3,422	4.0%
Total costs of company restaurant sales	$73,088	87.7%	$73,808	85.3%
Company restaurant operating margin (2)	$10,283	12.3%	$12,767	14.7%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$21,777	64.2%	$21,333	62.1%
Initial fees	434	1.3%	728	2.1%
Occupancy revenue	11,693	34.5%	12,309	35.8%
Total franchise and license revenue	$33,904	100.0%	$34,370	100.0%

Costs of franchise and license revenue:
Occupancy costs	$8,616	25.4%	$9,027	26.2%
Other direct costs	2,983	8.8%	3,051	8.9%
Total costs of franchise and license revenue	$11,599	34.2%	$12,078	35.1%
Franchise operating margin (2)	$22,305	65.8%	$22,292	64.9%

Total operating revenue (4)	$117,275	100.0%	$120,945	100.0%
Total costs of operating revenue (4)	84,687	72.2%	85,886	71.0%
Total operating margin (4)(2)	$32,588	27.8%	$35,059	29.0%

Other operating expenses: (4)(2)
General and administrative expenses	$13,704	11.7%	$14,702	12.2%
Depreciation and amortization	5,198	4.4%	5,287	4.4%
Operating gains, losses and other charges, net	161	0.1%	3,380	2.8%
Total other operating expenses	$19,063	16.3%	$23,369	19.3%

Operating income (4)	$13,525	11.5%	$11,690	9.7%

(1)	As a percentage of company restaurant sales
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue
(4)	As a percentage of total operating revenue

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Three Quarters Ended
(In thousands)	9/25/2013		9/26/2012
Company restaurant operations: (1)
Company restaurant sales	$247,242	100.0%	$271,977	100.0%
Costs of company restaurant sales:
Product costs	64,270	26.0%	67,684	24.9%
Payroll and benefits	98,512	39.8%	108,779	40.0%
Occupancy	16,339	6.6%	17,776	6.5%
Other operating costs:
Utilities	9,897	4.0%	11,066	4.1%
Repairs and maintenance	4,423	1.8%	4,901	1.8%
Marketing	9,245	3.7%	10,138	3.7%
Legal settlements	671	0.3%	366	0.1%
Other	10,302	4.2%	10,796	4.0%
Total costs of company restaurant sales	$213,659	86.4%	$231,506	85.1%
Company restaurant operating margin (2)	$33,583	13.6%	$40,471	14.9%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$64,205	63.5%	$62,734	62.5%
Initial fees	1,164	1.2%	2,167	2.2%
Occupancy revenue	35,725	35.3%	35,536	35.3%
Total franchise and license revenue	$101,094	100.0%	$100,437	100.0%

Costs of franchise and license revenue:
Occupancy costs	$26,235	25.9%	$26,455	26.3%
Other direct costs	8,351	8.3%	8,321	8.3%
Total costs of franchise and license revenue	$34,586	34.2%	$34,776	34.6%
Franchise operating margin (2)	$66,508	65.8%	$65,661	65.4%

Total operating revenue (4)	$348,336	100.0%	$372,414	100.0%
Total costs of operating revenue (4)	248,245	71.3%	266,282	71.5%
Total operating margin (4)(2)	$100,091	28.7%	$106,132	28.5%

Other operating expenses: (4)(2)
General and administrative expenses	$42,948	12.3%	$45,150	12.1%
Depreciation and amortization	15,774	4.5%	17,174	4.6%
Operating gains, losses and other charges, net	1,779	0.5%	(794)	(0.2)%
Total other operating expenses	$60,501	17.4%	$61,530	16.5%

Operating income (4)	$39,590	11.4%	$44,602	12.0%

(1)	As a percentage of company restaurant sales
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue
(4)	As a percentage of total operating revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

Same-Store Sales	Quarter Ended		Three Quarters Ended
(increase/(decrease) vs. prior year)	9/25/2013	9/26/2012	9/25/2013	9/26/2012
Company Restaurants	0.7%	(0.5)%	(0.4)%	0.1%
Domestic Franchised Restaurants	1.3%	0.7%	0.5%	1.6%
Domestic System-wide Restaurants	1.2%	0.5%	0.4%	1.4%
System-wide Restaurants	1.0%	0.4%	0.3%	1.1%

Average Unit Sales	Quarter Ended		Three Quarters Ended
(In thousands)	9/25/2013	9/26/2012	9/25/2013	9/26/2012
Company Restaurants	$510	$493	$1,509	$1,447
Franchised Restaurants	$365	$358	$1,073	$1,061

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units 6/26/13	165	1,525	1,690
Units Opened	0	9	9
Units Reacquired	1	(1)	0
Units Refranchised	(2)	2	0
Units Closed	0	(13)	(13)
Net Change	(1)	(3)	(4)
Ending Units 9/25/13	164	1,522	1,686

Equivalent Units
Third Quarter 2013	163	1,520	1,683
Third Quarter 2012	175	1,511	1,686
	(12)	9	(3)

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units 12/26/12	164	1,524	1,688
Units Opened	0	27	27
Units Reacquired	2	(2)	0
Units Refranchised	(2)	2	0
Units Closed	0	(29)	(29)
Net Change	0	(2)	(2)
Ending Units 9/25/13	164	1,522	1,686

Equivalent Units
Year-to-Date 2013	164	1,524	1,688
Year-to-Date 2012	188	1,495	1,683
	(24)	29	5